exhibit a(1)

                              CERTIFICATE OF TRUST

                                       OF

                             CRM MUTUAL FUND TRUST

                           A DELAWARE STATUTORY TRUST

     This Certificate of Trust of CRM Mutual Fund Trust (the "Trust"), dated as of this 29th day of March 2005, is being duly executed and filed, in order to form a statutory trust pursuant to the Delaware Statutory Trust Act (Title 12 of the Delaware Code, Section 3801 et seq.) (the "Act").

     1. Name. The name of the statutory formed hereby is "CRM Mutual Fund
Trust."

     2. Registered Office and Registered Agent. The Trust will become, prior to or within 180 days following the first issuance of shares of beneficial interest, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with Section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

     (a) The registered office of the Trust in Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

     (b) The registered agent for service of process on the Trust in Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, DE 19808.

     3. Limitation of Liability. Pursuant to Section 3804(a) of the Act, notice is hereby given that the Trust shall consist of one or more series. The debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust, shall be enforceable against the assets of such series only, and not against the assets of the Trust generally or any other series.

     IN WITNESS WHEREOF, the undersigned, being the initial Trustees, hereby execute this Certificate of Trust as of the date first-above written.



/s/ Elizabeth A. Coley                      /s/ Carlos Leal
---------------------------                 ------------------------------
Elizabeth A Coley                           Carlos Leal